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                                                                     EXHIBIT 3.3

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                            ACLARA BIOSCIENCES, INC.


     The undersigned, Joseph M. Limber, hereby certifies that:

     1. He is the duly elected and acting President of ACLARA BioSciences, Inc., a Delaware corporation.

     2. This corporation was originally incorporated under the name "Soane BioSciences, Inc.," and the Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on April 12, 1995 and was amended on May 4, 1995, on November 30, 1995, on October 30, 1996, on April 15, 1997, on December 15, 1997, on March 24, 1998, on July 1, 1998, on January 11, 1999, on March 19, 1999, on April 28, 1999, on September 27, 1999, on
December 30, 1999 and on February 16, 2000.

     3. This Amended and Restated Certificate of Incorporation has been duly adopted by this corporation's Board of Directors and stockholders in accordance with the applicable provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware, and the corporation's stockholders have given their written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware.

     4. The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:


                                    ARTICLE I

     The name of this corporation is ACLARA BioSciences, Inc. (the
"Corporation").


                                   ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is 15 East North Street, Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is Incorporating Services, Ltd.


                                   ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


                                   ARTICLE IV

     This Corporation is authorized to issue two classes of shares to be designated respectively Common Stock and Preferred Stock. The total number of shares of Common Stock this

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Corporation shall have authority to issue is 150,000,000, par value $0.001 per share, and the total number of shares of Preferred Stock this Corporation shall have authority to issue is 34,200,000, par value $0.001 per share. The first series of Preferred Stock shall consist of 3,516,699 shares designated Series B Redeemable Preferred Stock (the "Series B Preferred Stock"); the second series of Preferred Stock shall consist of 1,615,385 shares designated Series C Redeemable Preferred Stock (the "Series C Preferred Stock"); the third series of Preferred Stock shall consist of 627,691 shares designated Series D Redeemable Preferred Stock (the "Series D Preferred Stock"); the fourth series of Preferred Stock shall consist of 2,500,001 shares designated Series E Redeemable Preferred Stock (the "Series E Preferred Stock"); the fifth series of Preferred Stock shall consist of 10,833,332 shares designated Series F Redeemable Preferred Stock (the "Series F Preferred Stock"); the sixth series of Preferred Stock shall consist of 10,833,332 shares designated Series F-1 Redeemable Preferred Stock (the "Series F-1 Preferred Stock"); the seventh series of Preferred Stock shall consist of 1,119,403 shares designated Series G Redeemable Preferred Stock (the "Series G Preferred Stock"); and the eighth series of Preferred Stock shall consist of 1,275,000 shares designated Series H Redeemable Preferred Stock (the "Series H Preferred Stock") and together with the Series B, Series C, Series D, Series E, Series F, Series F-1 and Series G Preferred Stock, (the "Preferred Stock").

     The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

     Upon the effective date of the filing of this Amended and Restated Certificate of Incorporation, every share of this Corporation's outstanding Common Stock and Preferred Stock, par value $0.001 per share, shall be converted and reconstituted into 1.5 shares of Common Stock and Preferred Stock, par value $0.001 per share, respectively (the "Stock Split"). No fractional shares shall be issued as a result of the Stock Split, and the numbers of shares of Common Stock and Preferred Stock to be issued as a result of the Stock Split shall be rounded up to the nearest whole share. All share amounts and amounts per share set forth in this Amended and Restated Certificate of Incorporation have been appropriately adjusted to reflect the Stock Split. No further adjustment of any dividend preference, liquidation preference or conversion rate pursuant to paragraphs 1, 2 or 4, respectively, of this Article IV shall be made as a result of the Stock Split.

     The relative powers, preferences and rights, and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, granted to or imposed on the respective classes and series of the shares of capital stock or the holders thereof are as follows:

     1.   DIVIDENDS.

          1.1 Preferred Stock. The holders of the Series B, Series C, Series D, Series E, Series F, Series F-1, Series G and Series H Preferred Stock shall be entitled to receive, out of any funds legally available therefor, dividends in an amount equal to $.032, $.069, $.09, $.144, $.144, $.144, $.215 and $.322 per
annum per share (each a "Preferential Dividend Amount"), respectively (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting such shares (hereinafter referred to as "Appropriately Adjusted"), and no more, payable in preference


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and priority to any payment of any cash dividend on Common Stock or any other shares of capital stock of the Corporation, when and as declared by the Board of Directors of the Corporation during any fiscal year. Commencing on May 8, 1996, dividends on the Series B Preferred Stock shall accrue, commencing on October 31, 1997, dividends on the Series C Preferred Stock shall accrue, commencing on April 17, 1998, dividends on the Series D Preferred Stock shall accrue, commencing on March 24, 1999, dividends on the Series E Preferred Stock shall accrue, commencing on January 12, 1999, dividends on the Series F Preferred Stock shall accrue, commencing on January 12, 1999, dividends on the Series F-1 Preferred Stock shall accrue, commencing on April 28, 2000, dividends on the Series G Preferred Stock shall accrue, and commending on December 30, 2000, dividends on the Series H Preferred Stock shall accrue, and such dividends shall be deemed to accrue from day to day whether or not earned or declared and shall be cumulative so that if at any time after such dates such dividends on the Series B, Series C, Series D, Series E, Series F, Series F-1, Series G and Series H Preferred Stock shall not all have been paid, or declared and set apart for payment, the deficiency shall be fully paid on or declared and set apart for payment in accordance with the terms of this Section 1.1 before any dividend shall be paid on or declared or set apart for any other shares of capital stock of the Corporation and before any purchase or acquisition of any other shares of capital stock of the Corporation is made by the Corporation, except the repurchase of the shares of capital stock of the Corporation from employees or consultants of this Corporation upon termination of employment or consulting services. Any accumulation of dividends on the Series B, Series C, Series D, Series E, Series F Series F-1, Series G and Series H Preferred Stock shall not bear interest.

          1.2 Partial Payments. If the Board of Directors shall declare a dividend on the outstanding shares of Series B, Series C, Series D, Series E, Series F, Series F-1, Series G or Series H Preferred Stock (collectively, the "Prior Dividend Preferred Stock"), and, in such case, the amount available for payment thereof during any fiscal year is insufficient to permit the payment of the full Preferential Dividend Amount required to be paid to the holders of the outstanding shares of Prior Dividend Preferred Stock, then the amount available for such dividend payment shall be distributed ratably among the holders of the outstanding shares of Prior Dividend Preferred Stock in proportion to the amounts that would be payable if the full amount of such Preferential Dividend Amount was then paid. The Corporation shall not declare, pay or set aside for payment any dividend or other distribution on any Common Stock or any other stock of the Corporation ranking junior to the Prior Dividend Preferred Stock as to dividend rights and rights on liquidation, dissolution and winding up in any fiscal year unless the Prior Dividend Preferred Stock for such fiscal year and prior years shall have been paid in full.

          1.3 Participating Dividends after Preferential Payments. After the holders of Prior Dividend Preferred Stock receive their Preferential Dividend Amount for any fiscal year and prior years, the holders of the Prior Dividend Preferred Stock shall participate ratably with the Common Stock in any other dividends during such fiscal year, as if all such holders had converted their Preferred Stock into the number of shares of Common Stock into which such outstanding shares of Preferred Stock are convertible pursuant to Article IV below, as of the record date of the dividend.

          1.4 Common Stock. Subject to the preferences and other rights of the Preferred Stock set forth in Section 1.1, 1.2 and 1.3, the holders of Common Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors out of funds


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legally available therefor, on a basis in accordance with the number of shares of Common Stock held by each such holder.

     2. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

          (a) The holders of shares of Series F and Series F-1 Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, but before any payment shall be made to the holders of Series B, Series C, Series D, Series E, Series G or Series H Preferred Stock or Common Stock by reason of their ownership thereof, an amount equal to $1.80 per share (Appropriately Adjusted), plus all accrued but unpaid dividends on such Series F or Series F-1 Preferred Stock (as applicable), and no more (the "Liquidation Preference Amount" for such Series F and Series F-1 Preferred Stock). If upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series F and Series F-1 Preferred Stock the Series F and Series F-1 Liquidation Preference Amount, respectively, the holders of shares of Series F and Series F-1 Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the product of the Liquidation Preference Amount multiplied by the number of shares of Series F and Series F-1 Preferred Stock held by them.

          (b) After payment has been made to the holders of the Series F and Series F-1 Preferred Stock of the Series F and Series F-1 Liquidation Preference Amount, the holders of shares of Series B, Series C, Series D, Series E, Series G and Series H Preferred Stock then outstanding shall be entitled on a pari passu basis to be paid out of the assets of the Corporation available for distribution to its stockholders, but before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount equal to $.3981, $.8667, $1.083, $1.80, $2.68 and $4.0267 per share, respectively
(Appropriately Adjusted), plus all accrued but unpaid dividends on such shares, and no more (the "Liquidation Preference Amount" for each such series). If upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B, Series C, Series D, Series E, Series G and Series H Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series B, Series C, Series D, Series E, Series G and Series H Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the product of the appropriate Liquidation Preference Amount multiplied by the number of shares of Series B, Series C, Series D, Series E, Series G and Series H Preferred Stock held by them.

          (c) After payment has been made to the holders of the Series B, Series C, Series D, Series E, Series F, Series F-1, Series G and Series H Preferred Stock of the full Liquidation Preference Amounts to which they shall be entitled as aforesaid, the holders of the Series F and Series F-1 Preferred Stock and Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution to its stockholders, based on the number of shares of Common Stock held by them (or issuable upon conversion of the Series F or Series F-1 Preferred Stock, as applicable) at the time of such distribution.


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          (d)  The merger or consolidation of the Corporation into or with another corporation (other than any merger or consolidation in which stockholders of the Corporation immediately prior to such merger or consolidation beneficially own a majority of the voting shares of the surviving corporation immediately following such merger or consolidation), or the sale of all or substantially all the assets of the Corporation (a "Liquidation Event"), shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 2, unless either:

               (i) the holders of at least 66 2/3% of the then outstanding shares of Series F and Series F-1 Preferred Stock, voting together as a single class, elect to have such events not deemed to be a liquidation, dissolution or winding up of the Corporation by giving written notice thereof to the Corporation at least 15 days before the effective date of such event; or

               (ii) the aggregate consideration that would be received by the holders of the then outstanding shares of Common Stock and Series B, Series C, Series D, Series E, Series F, Series F-1, Series G and Series H Preferred Stock pursuant to such merger, consolidation or sale of assets, assuming the conversion of all outstanding shares of Preferred Stock into Common Stock, would be equal to at least $5.40 per share (Appropriately Adjusted) solely in cash and/or marketable securities.

     If notice is given pursuant to Subsection 2(d)(i) above, the provisions of Subsection 4.1(i) below shall apply.

          (e) Notice of Liquidation Event. The Corporation shall provide each holder of Preferred Stock prior written notice of a Liquidation Event at least 30 days prior to the closing of such Liquidation Event.

     3.   VOTING RIGHTS.

          (a) Each holder of outstanding shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Section 4 hereof), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law or otherwise provided in this Article IV, holders of Series B, Series C, Series D, Series E, Series F, Series F-1, Series G and Series H Preferred Stock shall vote together with the holders of Common Stock as a single class. Each holder of outstanding shares of Common Stock shall be entitled to one vote for each share held at all meetings of stockholders of the Corporation (and written actions in lieu of meetings). There shall be no cumulative voting. Fractional votes by the holders of Preferred Stock shall not, however, be permitted, and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number.

          (b) The Board of Directors of the Corporation shall consist of seven members to be elected as follows:


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               (i)   One member of the Board of Directors of the Corporation
shall be elected by the holders of record of the Series B Preferred Stock, voting separately as a class.

               (ii) One member of the Board of Directors shall be either the President or the Chief Executive Officer of the Corporation.

               (iii) Two members of the Board of Directors of the Corporation shall be elected by the holders of record of the Series F and Series F-1 Preferred Stock, voting together as a separate class (each a "Series F Designee").

               (iv) Three members of the Board of Directors of the Corporation shall be elected by the holders of record of a majority of the outstanding shares of Common Stock and Series B, Series C, Series D, Series E, Series F, Series F-1, Series G and Series H Preferred Stock, voting together as a single class on an as-converted basis; provided, however, that such member shall also be approved by the holders of record of a majority of the outstanding Series F and Series F-1 Preferred Stock, voting together as a single class.

     At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of the majority of the shares of each of the Series B Preferred Stock and Series F and Series F-1 Preferred Stock then outstanding shall constitute a quorum of the Series B Preferred Stock and Series F and Series F-1 Preferred Stock, respectively, for the purpose of electing directors by holders of such series of Preferred Stock. A vacancy in any directorship elected by the holders of the Series B Preferred Stock or Series F and Series F-1 Preferred Stock shall be filled only by vote or written consent in lieu of a meeting of the holders of the series of Preferred Stock which elected such director. A director elected by the holders of the Series B Preferred Stock or Series F and Series F-1 Preferred Stock shall be removed only by vote or written consent in lieu of a meeting of the holders of the series of Preferred Stock which elected such director.

          (c) The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of a series of Preferred Stock so as to affect adversely such series of Preferred Stock without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of such series of Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization or issuance of any series of Preferred Stock with preference or priority over an existing series of Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed to affect adversely such series of Preferred Stock, and the authorization or issuance of any series of Preferred Stock on a parity with an existing series of Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall not be deemed to affect adversely such series of Preferred Stock.

     4.   CONVERSION.

          4.1 Optional Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):


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               (a)  Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing Original Issue Price for such series of Preferred Stock (as defined below) by the Conversion Price (as defined below) for such series of Preferred Stock in effect at the time of conversion. The Original Issue Price for the Series B Preferred Stock is $.3981, the Original Issue Price for the Series C Preferred Stock is $.8667, the Original Issue Price for the Series D Preferred Stock is $1.083, the Original Issue Price for the Series E Preferred Stock is $1.80, the Original Issue Price for the Series F Preferred Stock is $1.80, the Original Issue Price for the Series F-1 Preferred Stock is $1.80, the Original Issue Price for the Series G Preferred Stock is $2.68 and the Original Issue Price for the Series H Preferred Stock is $4.027. The conversion price at which shares of Common Stock shall be deliverable upon conversion of Preferred Stock without the payment of additional consideration by the holder thereof (the "Conversion Price") shall initially be $.3981 for the Series B Preferred Stock, $.8667 for the Series C Preferred Stock, $1.083 for the Series D Preferred Stock, $1.80 for the Series E Preferred Stock, $1.80 for the Series F Preferred Stock, $2.68 for the Series G Preferred Stock and $4.027 for the Series H Preferred Stock; provided, however, that the initial Conversion Price of the Series H Preferred Stock shall be subject to adjustment in accordance with Section 4.1(p). The initial Conversion Price for the Series F-1 Preferred Stock shall be determined in accordance with Section 4.1(o). Such initial Conversion Prices, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

     In the event of a notice of redemption of any shares of Series B, Series C, Series D, Series E, Series F, Series F-1, Series G or Series H Preferred Stock pursuant to Section 5 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the fifth full day preceding the date fixed for redemption, unless the redemption price is not paid when due, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a Liquidation Event, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on the occurrence of a Liquidation Event to the holders of Series B, Series C, Series D, Series E, Series F, Series F-1, Series G or Series H Preferred Stock, unless such distributions are not paid on the date fixed for such payment. The Corporation shall give the holders of Preferred Stock 30 days' prior notice of the date fixed for such payment and the amount of such distribution.

               (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled upon conversion of Preferred Stock into Common Stock, the corporation shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) pay cash equal to such fraction multiplied by the then fair market value of one share of Common Stock.


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               (c)  Mechanics of Conversion.

                    (i) Before any holder of Preferred Stock shall be entitled to convert shares of Preferred Stock into shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates for such shares of Preferred Stock, at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The certificate or certificates for the shares of Preferred Stock surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date (or such later date as the transfer agent receives such certificates or reasonable indemnification if such certificates have been lost, stolen or destroyed), issue and deliver to such holder of Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share, and all accrued but unpaid dividends.

                    (ii) The Corporation shall at all times when the Preferred Stock is outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

                    (iii) Upon any such conversion, no adjustment to the Conversion Price shall be made for any accrued and unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion, which dividends shall be paid in accordance with clause (iv) below.

                    (iv) All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any accrued and unpaid dividends thereon. Any shares of Preferred Stock so converted shall be retired and canceled and shall not be reissued and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Preferred Stock accordingly.


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               (d)  Adjustment for Diluting Issues.

                    (i) Special Definitions. For purposes of this Subsection 4.1(d), the following definitions shall apply:

                         (A)  Option shall mean rights, options or warrants to
subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, excluding options granted to employees, directors or consultants of the Corporation pursuant to the Corporation's 1995 or 1997 Stock Option Plan, to acquire up to a maximum of 5,014,004 shares of Common Stock (Appropriately Adjusted), and excluding options or shares of Common Stock issued to employees, directors or consultants of the Corporation pursuant to a plan or agreement approved by the Board of Directors and each of the two Series F Designees, if such Series F Designees have been appointed to the Board of Directors at such time.

                         (B)  Original Issue Date shall mean the date on which
the first share of Series H Preferred Stock was first issued.

                         (C)  Convertible Securities shall mean any evidences of
indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                         (D)  Additional Shares of Common Stock shall mean all
shares of Common Stock issued (or, pursuant to Subsection 4.1(d)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                              (I)   upon conversion of shares of Preferred Stock
outstanding on the Original Issue Date:

                              (II)  as a dividend or distribution on Preferred
Stock;

                              (III) by reason of a dividend or distribution
covered by Subsection 4.1(f) hereof, a stock split, or subdivision of shares of Common Stock covered by Subsection 4.1(e) hereof, or by reason of a dividend, stock split, subdivision or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (I) and (II) or this clause (III); or

                              (IV)  upon the exercise of options excluded from
the definition of "Option" in Subsection 4.1(d)(i)(A).

                    (ii) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which shares of a series of Preferred Stock is convertible shall be made by adjustment in the applicable Conversion Price thereof: (a) unless the consideration per share (determined pursuant to Subsection 4.1(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price for such series of Preferred Stock in effect on the date of, and immediately prior to, the issue of such Additional Shares, or (b) if prior to such issuance, the Corporation receives written notice from the


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holders of at least 67% of the then outstanding shares of such series of
Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

                    (iii) Issue of Options and Convertible Securities Deemed Issue of Additional Shares of Common Stock.

     If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 4.1(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                         (A)  No further adjustment in the Conversion Price
shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                         (B)  Upon the expiration of any such Options or any
rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the applicable Conversion Price computed upon the initial issue thereof and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                              (1)  in the case of Convertible Securities or
Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such conversion or exchange, if any, and

                              (2)  in the case of Options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                         (C)  In the event of any change in the number of shares
of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price then in effect shall forth with be readjusted to such Conversion Price as would have obtained had the adjustment which was made upon the issuance of such Option or Convertible Security (prior to such change) been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option or Convertible Security; and

                         (D)  No readjustment pursuant to clause (B) and (C)
above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                    (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.

     In the event the Corporation shall issue, at any time or from time to time after the Original Issue Date, Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.1(d)(iii), but excluding shares issued as a dividend or distribution as provided in Subsection 4.1(f) or upon a stock split as provided in Subsection 4.1(e)), without consideration or for a consideration per share less than the applicable Conversion Price for a series of Preferred Stock (other than the Series F-1 Preferred Stock) in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by dividing (x) an amount equal to the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue multiplied by the then effective Conversion Price for such series of Preferred Stock and (2) the aggregate consideration, if any, deemed received by the Corporation upon such issue by (y) the total number of shares of Common Stock deemed to be outstanding immediately after such issue; provided that for the purpose of this Subsection 4.1(d)(iv), all shares of Common Stock issuable upon conversion of shares of Preferred Stock outstanding immediately prior to such issue shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Subsection 4.1(d)(iii), such Additional Shares of Common Stock shall be deemed to be outstanding.

     Notwithstanding the foregoing, the applicable Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.01 or more.

                    (v) Determination of Consideration. For purposes of this Subsection 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                         (A)  Cash and Property. Such consideration shall:

                              (I)   insofar as it consists of cash, be computed
at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

                              (II)  insofar as it consists of property other
than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                              (III) in the event Additional Shares of Common
Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

                         (B)  Options and Convertible Securities. The
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.1(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

                              (I)   the total amount, if any, received or
receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                              (II)  the maximum number of shares of Common Stock
(as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

               (e) Adjustment for Stock Splits and Combinations. If the Corporation shall, at any time or from time to time after the Original Issue Date, effect a subdivision of the outstanding Common Stock, the Conversion Price for each series of Preferred Stock then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall, at any time or from time to time while there are any shares of Preferred Stock outstanding, combine the outstanding shares of Common Stock, the Conversion Price for each series of Preferred Stock then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

               (f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for each series of Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for each series of Preferred Stock then in effect by a fraction:

                    (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                    (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

               (g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period, under this Section 4 with respect to the rights of the holders of the Preferred Stock.

               (h) Adjustments for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stocks and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

               (i)  Adjustment for Merger or Reorganization, etc. Subject to
Section 2 hereof, in case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation, each share of Preferred Stock shall thereafter be convertible into the kind and amount of shares of stocks or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions set forth in this
Section 4 with respects to the rights and interest thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

               (j) No Impairment. The Corporation will not, by amendment of its certificate of incorporation or bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

               (k) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price for a series of Preferred Stock pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and
(iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Preferred Stock.

               (l)  Notice of Record Date. In the event:

                    (i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

                    (ii) that the Corporation splits, subdivides or combines its outstanding shares of Common Stock;

                    (iii) of any reclassification of the Common Stock of the Corporation (other than a stock split, subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

                    (iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Preferred Stock, and shall cause to be mailed to the holders of the Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the record date specified in (A) below or thirty days before the date specified in (B) below, a notice stating

                         (A)  the record date of such dividend, distribution,
stock split, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, stock split, subdivision or combination are to be determined, or

                         (B)  the date on which such reclassification,
consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

               (m) Taxes. The Corporation will pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of the Preferred Stock by the record holder thereof.

               (n) Other Dilutive Events. If any other transaction or event shall occur (excluding any transaction or event expressly referred to in this Section 4.1) as to which the other provisions of this Section 4.1 are not strictly applicable but the failure to make any adjustment to the applicable Conversion Price or to any of the other terms of any series of Preferred Stock would not fairly protect the conversion rights and other rights of the holders of such series of Preferred Stock in accordance with the essential intent and principles hereof, then, and as a condition to consummation of any such transaction or event, and in each such case, the Corporation shall appoint a firm of independent certified public accountants of recognized national standing (which may be the regular auditors of the Corporation), which firm shall give its opinion as to the adjustment, if any, on a basis consistent with the essential intent and principles established in this Section 4.1, necessary to preserve, without dilution, the conversion rights and other rights of the holders of such series of Preferred Stock. The certificate of any such firm of accountants shall be conclusive evidence of the correctness of any computation made under this Section 4.1(n). The Corporation shall pay the fees and expenses of such firm of accountants in connection with any such opinion. Upon receipt of such opinion, the Corporation shall promptly deliver a copy thereof to each holder of Preferred Stock and, unless the holders of at least 67% of the then outstanding shares of such series of Preferred Stock agree otherwise, such adjustment shall be thereupon effective.

               (o) Conversion Price of Series F-1 Preferred Stock. From and after such time as any shares of Series F-1 Preferred Stock are issued and outstanding, the Conversion Price for the Series F-1 Preferred Stock shall be the Conversion Price for the Series F Preferred Stock in effect immediately prior to such issuance and shall not thereafter be subject to adjustment pursuant to Section 4.1(d) above.

               (p) Special Adjustment to Initial Conversion Price of Series H Preferred Stock. The initial Conversion Price for the Series H Preferred Stock set forth in Section 4.1(a) hereof shall be subject to adjustment as follows:
(A) if the Corporation fails to file with the Securities and Exchange Commission within 180 days of the date of the Original Issue Date of the Series H Preferred Stock a registration statement covering shares of the Corporation's Common Stock to be issued in a Qualifying IPO or (B) if the Corporation completes such initial public offering at a price to the public of less than $4.027 per share, then the initial Conversion Price of the Series H Preferred Stock shall be $3.22 per share.

          4.2  Mandatory Conversion

               (a) Each share of Preferred Stock shall be converted automatically into shares of Common Stock, at the then applicable Conversion Price for such series of Preferred Stock upon the occurrence of either of the following:

                    (i) immediately prior to the closing of an underwritten public offering of Common Stock of the Corporation pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public at a price of at least $5.94 per share (Appropriately Adjusted), resulting in the receipt by the Corporation of gross proceeds from such sale of not less than $15,000,000 (a "Qualifying IPO"), provided that all declared and unpaid dividends have been paid; provided, however, that the holders of at least 51% of the outstanding shares of Series F and Series F-1 Preferred Stock, voting together as a single class, may elect to waive or amend the foregoing requirements with respect to the minimum offering price per share and aggregate gross proceeds, or

                    (ii) immediately prior to the closing of a merger or consolidation of the Corporation into or with another corporation (other than any merger or consolidation in which stockholders of the Corporation immediately prior to such merger or consolidation beneficially own a majority of the voting shares of the surviving corporation immediately following such merger or consolidation), or the sale of all or substantially all the assets of the Corporation, in which the aggregate consideration that would be received by the holders of the then outstanding shares of Common Stock and Series B, Series C, Series D, Series E, Series F, Series F-1, Series G and Series H Preferred Stock pursuant to such merger, consolidation or sale of assets, assuming the conversion of all outstanding shares of Preferred Stock into Common Stock, would be equal to at least $5.40 per share (Appropriately Adjusted) in cash and/or marketable securities (a "Qualifying Reorganization").

               (b) All holders of record of shares of Preferred Stock will be given written notice prior to the closing of a Qualifying IPO or Qualifying Reorganization that is expected to result in mandatory conversion of all of such shares of Preferred Stock pursuant to this Section 4. Such notice will be sent by first class or registered mail, postage prepaid, to each record holder of Preferred Stock at such holder's address appearing on the stock register. In the event of mandatory conversion of all of such shares of Preferred Stock pursuant to this Section 4, conversion shall be deemed to have been effected immediately prior to the closing of the Qualifying IPO or Qualifying Reorganization. As promptly as practicable after the date of such mandatory conversion, each holder of shares of Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 4. On the date of such mandatory conversion, all rights with respect to the Preferred Stock so converted will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Preferred Stock has been converted. If so requested by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. All certificates evidencing shares of Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. As soon as practicable after the date of such mandatory conversion and the surrender of the certificate or certificates for Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

     5.   Redemption of Preferred Stock of Holder.

          (a) Subject to the provisions of Section 5(b) below, on the 24th day of March in each of years 2005 and 2006 (collectively, the "Redemption Dates" and individually, a "Redemption Date"), each holder of Series B, Series C, Series D, Series E, Series F, Series F-1, Series G and Series H Preferred Stock shall have the right to require the Corporation to redeem up to 50% and 100% of the shares of such Preferred Stock held by such holder on each of those dates, respectively, or such lesser number of shares of such Preferred Stock as the holder may determine. Any holder desiring to exercise the redemption right granted herein (a "Requesting Holder") shall provide written notice to the Corporation not less than 30 days before the applicable Redemption Date setting forth the number of shares to be redeemed on such Redemption Date. Subject to the provisions of Section 5(b) below, on the Redemption Date and upon a holder's surrender, in accordance with this Section 5(a), of such holder's certificates representing shares to be redeemed, the redemption price shall be paid by the Corporation in cash in an amount equal to the Liquidation Preference Amount for each of the Series B, Series C, Series D, Series E, Series F, Series F-1, Series G and Series H Preferred Stock on the applicable Redemption Date (Appropriately Adjusted), payable in accordance with Section 1 hereof on each share of Preferred Stock to be redeemed (the "Redemption Price").

          (b) Within five days following its receipt from a Requesting Holder of a notice of intent to exercises redemption rights pursuant to Subsection (a) hereof, the Corporation shall provide each holder of Preferred Stock, other than the Requesting Holder, with a written notice (addressed to the holder at its address as it appears on the stock transfer books of the Corporation) containing an offer to redeem shares of Preferred Stock as provided above, which notice shall specify the applicable Redemption Price. Each holder of Preferred Stock, other than the Requesting Holder, will have until 30 days prior to the Redemption Date to provide the Corporation with written notice of such holder's acceptance of the redemption offer, which notice shall specify the number of shares to be redeemed. All notices or offers hereunder shall be sent by first class or registered mail, postage prepaid, and shall be deemed to have been provided when mailed.

          (c) In the event that any holder of Preferred Stock, other than the Requesting Holder, does not provide the Corporation with written notice of the holder's acceptance of the redemption offer on or before the date 30 days prior to the applicable Redemption Date, the Corporation shall have no obligation to redeem any shares of Preferred Stock of such holder on the Redemption Date specified in its notice to such holder.

          (d) If, with respect to any Redemption Date, a holder of Preferred Stock does not request, pursuant to Subsection (a) or Subsection (b) hereof, the redemption of all of the shares of Preferred Stock which such holder may request to be redeemed as provided above, such holder may request that such shares of Preferred Stock be redeemed on any subsequent Redemption Date in addition to the shares of Preferred Stock for which the holder would otherwise be permitted to request the redemption by the Corporation; provided, that, no holder may require the Corporation to redeem any shares of Preferred Stock after March 24, 2006.

          (e) Notwithstanding the foregoing, the Corporation's obligation to redeem shares of a series of Preferred Stock on the Redemption Date shall be waived if the holders of at least 51% of the then outstanding shares of such series of Preferred Stock shall request such waiver by written notice given to the Corporation at least ten days prior to such Redemption Date. The Corporation shall immediately notify all holders of such series of Preferred Stock of any such waiver and shall not be required to redeem the shares of such series of Preferred Stock on such Redemption Date. Any waiver with respect to the Corporation's obligation to redeem shares of a series of Preferred Stock pursuant to this subsection shall not affect the Corporation's obligation to redeem shares of any other series of Preferred Stock pursuant to this Section 5.

          (f) On or prior to the Redemption Date, unless waived pursuant to Subsection (e) above, the Requesting Holder and each other holder of Preferred Stock accepting the Corporation's redemption offer shall surrender his or its certificate or certificates representing the shares to be redeemed, in the manner and at the place designated in the Corporation's redemption offer. If less than all shares represented by such certificate or certificates are redeemed, the Corporation shall issue a new certificate for the unredeemed shares. From and after the Redemption Date, unless there shall be a default in payment of the Redemption Price, all rights of each holder with respect to shares of Preferred Stock redeemed on the Redemption Date shall cease (except the right to receive the Redemption Price without interest upon surrender of the certificate or certificates therefor), and such shares shall not be deemed to be outstanding for any purpose whatsoever. Such shares of Preferred Stock shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Preferred Stock accordingly. Nothing herein shall prevent or restrict the purchase by the Corporation, from time to time, of the whole or any part of the Preferred Stock at such price or prices as the Corporation may determine subject to the provisions of applicable law.

          (g) For the purpose of determining whether funds are legally available for redemption of shares of Preferred Stock as provided herein, the Corporation shall value its assets as the highest amount permissible under applicable law. Notwithstanding any other provision of this Section 5, if, on the Redemption Date, funds of the Corporation legally available therefor shall be insufficient to redeem all the shares of Preferred Stock required to be redeemed as provided herein, funds to the extent legally available shall be used for such purpose and the Corporation shall effect such redemption ratably according to the number of shares of Preferred Stock held by each holder accepting the Corporation's redemption offer, the number of shares held by the Requesting Holder and their respective Redemption Prices. The redemption requirements provided hereby shall be continuous, so that if on the Redemption Date such requirements shall not be fully discharged, without further action by any holder of Preferred Stock, funds legally available shall be applied therefor until such requirements are fully discharged.

     6.   PROTECTIVE PROVISIONS.

          (a) Except as set forth herein, so long as an aggregate of at least 750,000 shares of Series F and Series F-1 Preferred Stock remain outstanding, the Corporation will not, without the prior written consent of the holders of at least 67% of the total number of outstanding shares of Series F and Series F-1 Preferred Stock (voting together as a single class), take any action which:

               (i) alters, changes, or amends the rights, preferences or privileges of any series of Preferred Stock (other than the requirements for a Qualifying IPO, which may be waived or amended with the consent of holders of at least 51% of the then outstanding shares of Series F and Series F-1 Preferred Stock, voting together as a single class);

               (ii) increases the authorized number of shares of Series F or Series F-1 Preferred Stock or the Preferred Stock;

               (iii) creates any new class or series of shares having any right, preference or privilege over or on a parity with the Series F or Series F-1 Preferred Stock;

               (iv) involves a Liquidation Event (other than a Qualifying Reorganization);

               (v) involves any transaction which would result in a dividend or other distribution upon any of the Corporation's equity securities;

               (vi) causes the Corporation to repurchase or otherwise acquire shares other than pursuant to (A) its 1995 or 1997 Stock Option Plan or other restricted stock purchase agreements approved by the Board of Directors at the original issue price, or (B) redemption of Preferred Stock pursuant to this Certificate of Incorporation; or

               (vii) increases or decreases the authorized number of directors constituting the Corporation's board of directors.

     7.   AMENDMENTS AND WAIVERS.

          Any action, approval, request, consent, notice or waiver which is required or permitted under this Article IV with respect to a series of Preferred Stock shall become effective and binding upon all holders of such series of Preferred Stock if the same is approved by the vote or written consent of the holders of at least sixty-seven percent (67%) of such series of Preferred Stock then issued and outstanding.

     8.   Special Mandatory Conversion.

          (a)  At any time following the Original Issue Date, if:

               (i) any holder of shares of Series F Preferred Stock is entitled to exercise the right of first offer (the "Right of First Offer") as set forth in Section 1(k) of that certain Amended and Restated Investors' Rights Agreement among the Corporation and the certain holders of its Preferred Stock and other equity securities, as such agreement may from time to time be amended (the "Agreement") with respect to an equity financing of the Corporation at a price per share which is less than the Conversion Price then in effect for the Series F Preferred Stock (an "Equity Financing"),

               (ii) the Corporation has complied with its obligations under the Agreement with respect to the Right of First Offer, and

               (iii) such holder does not by exercise of such holder's Right of First Offer acquire the amount of securities offered in such Equity Financing to which such holder is entitled pursuant to Section 1(k) of the Agreement, then all of such holder's shares of Series F Preferred Stock shall automatically and without further action on the part of such holder be converted into an equivalent number of shares of Series F-1 Preferred Stock effective immediately prior to the closing of such Equity Financing; provided, however, that no such conversion shall occur in connection with a particular Equity Financing if, pursuant to the written request of the Corporation, the Right of First Offer with respect to such Equity Financing is waived by the holders of the Series F Preferred Stock in accordance with the terms of the Agreement; and provided, further, that no such conversion shall occur in connection with a particular Equity Financing with respect to a particular holder of Series F Preferred Stock if, pursuant to the written request of the Corporation, (i) such holder agrees in writing to waive such holder's Right of First Offer with respect to such Equity Financing and (ii) each other holder of shares of Series F Preferred Stock agrees in writing that such particular holder of shares of Series F Preferred Stock may waive such particular holder's Right of First Offer with respect to such Equity Financing. Upon conversion pursuant to this Section 8, the shares of Series F Preferred Stock so converted shall be canceled and not subject to reissuance.

          (b) The holder of any shares of Series F Preferred Stock converted pursuant to this Section 8 shall deliver to the Corporation during regular business hours at the office of any transfer agent of the Corporation for such Preferred Stock, or at such other place as may be designated by the Corporation, the certificate or certificates representing the shares so converted, duly endorsed or assigned in blank or to the Corporation. As promptly thereafter as is practicable, the Corporation shall issue and deliver to such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of the Series F-1 Preferred Stock to which such holder is entitled. The person in whose name the certificate for such shares of Series F-1 Preferred Stock is to be issued shall be deemed to have become a stockholder on the effective date of the conversion of the Series F Preferred Stock, unless the transfer books of the Corporation are closed on that date, in which case such person shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open.

          (c) In the event that any shares of Series F-1 Preferred Stock are issued, concurrently with such issuance, the Corporation shall use its best efforts to take all such action as may be required, including amending its Certificate of Incorporation, (i) to cancel all authorized shares of Series F-1 Preferred Stock that remain unissued after such issuance, (ii) to create and reserve for issuance a new series of Preferred Stock equal in number to the number of Shares of Series F-1 Preferred Stock so canceled and designated "Series F-2 Preferred Stock," with the designations, powers, preferences and rights and the qualifications, limitations and restrictions identical to those then applicable to the Series F Preferred Stock, except that the conversion price for such shares of Series F-2 Preferred Stock once initially issued shall be the Conversion Price in effect immediately prior to such issuance and shall not after such issuance be subject to adjustment under Section 4.1(d)(iv) hereof, and (iii) to amend the provisions of this Section 8 to provide that any subsequent special mandatory conversion pursuant hereto will be into shares of Series F-2 Preferred Stock rather than Series F-1 Preferred Stock. The corporation shall take the same actions with respect to the Series F-2 Preferred Stock and each series of Preferred Stock subsequently authorized pursuant to this Section 8 upon initial issuance of shares of the last such series to be so authorized.

     9.   AUTHORIZED PREFERRED STOCK FOLLOWING INITIAL PUBLIC OFFERING

          (a)  Notwithstanding the foregoing Sections 1 through 8 of this
Article IV, upon the closing of the Corporation's initial public offering of its Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public (the "Initial Public Offering") this Corporation will be authorized to issue 15,000,000 shares of Preferred Stock, par value $0.001 per share, which may be issued from time to time in one or more series. Following the closing of the Initial Public Offering, the Board of Directors will be authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights (voting or otherwise) granted upon, and the qualifications, limitations or restrictions of, any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.


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

                                    ARTICLE V

     In furtherance and not in limitation of the powers conferred by statute, subject to any restrictions set forth herein, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation.


                                   ARTICLE VI

     Notwithstanding Section 3 of Article IV hereof, effective upon the closing of the corporation's Initial Public Offering, the Board of Directors shall have that number of directors set out in the Bylaws of the Corporation as adopted or as set from time to time by a duly adopted amendment thereto by the Directors or stockholders of the Corporation. The Board of Directors shall be divided into three classes, as nearly equal in number as possible. The initial classification of directors shall be determined in accordance with a resolution or resolutions adopted by the Board of Directors. The term of office of the first class to expire at the first annual meeting of stockholders or any special meeting in lieu thereof following the Initial Public Offering, the term of office of the second class to expire at the second annual meeting of stockholders or any special meeting in lieu thereof following the Initial Public Offering and the term of office of the third class to expire at the third annual meeting of stockholders or any special meeting in lieu thereof following the Initial Public Offering. At each annual meeting of stockholders or special meeting in lieu thereof following such initial classification, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of the stockholders or special meeting in lieu thereof after their election and until their successors are duly elected and qualified. The foregoing provisions shall become effective only when the Corporation becomes a listed corporation within the meaning of Section 301.5 of the California Corporations Code. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws, wherein other qualifications for directors may be prescribed.

     Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office even though less than a quorum, or by a sole remaining director, and not by the stockholders. In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term or his or her prior death, retirement, removal or resignation and (b) the newly created or eliminated directorships resulting from such increase or decrease shall if reasonably possible be apportioned by the board of directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent reasonably possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation and newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided for from time to time by resolution adopted by a majority of the directors then in office, although less than a quorum. In the event of a vacancy in the board of directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled. Notwithstanding the foregoing, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Corporation is subject to Section 2115(b) of the CGCL and is not a "listed" corporation or ceases to be a "listed" corporation under Section 301.5 of the CGCL. During this time, every stockholder entitled to vote at an election for directors may cumulate such stockholder's vote and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder's shares are otherwise entitled, or distribute the stockholder's votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, shall be entitled to so cumulate such stockholder's votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder's intention to cumulate such stockholder's votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

     This Article VI shall become effective only when the Corporation is a "listed" corporation within the meaning of Section 301.5 of the California Corporations Code.


                                   ARTICLE VII

     Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless otherwise provided in the Bylaws of the Corporation.


                                  ARTICLE VIII

     Following the closing of the Initial Public Offering, no action shall be taken by the stockholders except at an annual or special meeting of stockholders. The stockholders may not take action by written consent.


                                   ARTICLE IX

     A. To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     B. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

     C. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.


                                  ARTICLE VIII

     The Corporation is to have perpetual existence.


                                   ARTICLE IX

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any statutory provision) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors in the Bylaws of the Corporation."

                                      * * *

     The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this corporation's Board of Directors and stockholders in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.

     Executed at Mountain View, California on February __, 2000.



                                        ----------------------------------------
                                        Joseph M. Limber
                                        President



                                        ----------------------------------------
                                        Wendy R. Hitchcock
                                        Secretary